Exhibit 99.1

For release: August 6, 2020

Contact: Brian F. Kidd, SVP/Controller

Phone: (615) 890-2020

NHC Reports Second Quarter 2020 Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE American: NHC), the nation's oldest publicly traded senior health care company, announced today net operating revenues and grant income for the quarter ended June 30, 2020 totaled $261,642,000 compared to $247,151,000 for the quarter ended June 30, 2019, an increase of 5.9%. Excluding the grant income recorded during the second quarter of 2020, net operating revenues would have decreased 4.1% compared to the second quarter of 2019.

For the quarter ended June 30, 2020, the reported GAAP net income attributable to NHC was $28,324,000 compared to $13,711,000 for the second quarter of 2019. Excluding the unrealized gains and losses in our marketable equity securities portfolio and other non-GAAP adjustments, adjusted net income for the quarter ended June 30, 2020 was $14,177,000 compared to $12,895,000 for the second quarter of 2019 (*). For the quarter ended June 30, 2020, the reported GAAP diluted earnings per share was $1.84 and the adjusted diluted earnings per share was $0.92 (*).

(*) -      See the tables below that provide a reconciliation of GAAP to non-GAAP items.

About NHC

NHC affiliates operate for themselves and third parties 76 skilled nursing facilities with 9,633 beds. NHC affiliates also operate 24 assisted living communities, five independent living communities, one behavioral health hospital and 35 homecare programs. NHC’s other services include Alzheimer’s and memory care units, hospice services, pharmacy services, a rehabilitation services company, and providing management and accounting services to third party post-acute operators. Other information about the company can be found on our web site at www.nhccare.com.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently across periods. Therefore, the Company believes this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following: liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; and other factors referenced or incorporated by reference in the S.E.C. filings. The risks included here are not exhaustive. All forward-looking statements represent NHC’s best judgment as of the date of this release.

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Consolidated Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Revenues and grant income:
Net patient revenues	$225,671	$235,264	$469,766	$471,375
Other revenues	11,323	11,887	23,352	24,061
Government stimulus income	24,648	-	24,648	-
Net operating revenues and grant income	261,642	247,151	517,766	495,436

Costs and expenses:
Salaries, wages and benefits	156,914	147,878	304,383	289,266
Other operating	70,861	67,598	142,529	137,030
Facility rent	10,320	10,197	20,652	20,435
Depreciation and amortization	10,545	10,335	20,983	20,852
Interest	453	954	865	1,880
Total costs and expenses	249,093	236,962	489,412	469,463

Income from operations	12,549	10,189	28,354	25,973

Non-operating income	5,954	8,272	14,100	14,273
Unrealized gains/(losses) on marketable equity securities	20,053	(54)	(40,339)	6,784

Income before income taxes	38,556	18,407	2,115	47,030
Income tax provision	(10,034)	(4,725)	(409)	(12,117)
Net income	28,522	13,682	1,706	34,913

Net (income)/loss attributable to noncontrolling interest	(198)	29	(234)	67

Net income attributable to National HealthCare Corporation	$28,324	$13,711	$1,472	$34,980

Net income per common share
Basic	$1.85	$0.90	$0.10	$2.29
Diluted	$1.84	$0.89	$0.10	$2.28

Weighted average common shares outstanding
Basic	15,307,105	15,269,637	15,300,941	15,262,950
Diluted	15,372,430	15,352,702	15,367,464	15,338,520

Dividends declared per common share	$0.52	$0.52	$1.04	$1.02

Balance Sheet Data	June 30	Dec. 31
(in thousands)	2020	2019
	(unaudited)

Cash, cash equivalents and marketable equity securities	$261,585	$202,787
Restricted cash, cash equivalents and marketable debt securities	170,896	158,082
Current assets	390,204	341,053
Property and equipment, net	535,964	535,430
Total assets	1,335,238	1,286,648
Current liabilities	262,142	194,763
NHC stockholders' equity	768,052	778,593

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Selected Operating Statistics
	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
	(unaudited)
Skilled Nursing Per Diems:
Medicare	$513.22	$457.03	$509.35	$459.30
Managed Care	401.39	389.81	402.15	392.65
Medicaid	209.60	196.57	205.28	196.23
Private Pay and Other	247.48	245.53	249.60	245.65

Average Skilled Nursing Per Diem	$277.85	$269.44	$278.48	$270.91

Skilled Nursing Patient Days:
Medicare	90,896	109,140	196,439	221,994
Managed Care	50,669	62,866	112,225	125,293
Medicaid	333,196	326,234	677,722	644,520
Private Pay and Other	161,877	178,453	333,184	353,809

Total Skilled Nursing Patient Days	636,638	676,693	1,319,570	1,345,616

The tables below provide reconciliations of GAAP to non-GAAP items (in thousands, except per share amounts):
	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
	(unaudited)

Net income attributable to National Healthcare Corporation	$28,324	$13,711	$1,472	$34,980
Non-GAAP adjustments
Unrealized (gains)/losses on marketable equity securities	(20,053)	54	40,339	(6,784)
Operating results for newly opened facilities not at full capacity (1)	112	137	314	731
Gain on acquisition of equity method investment	-	(1,975)	(1,708)	(1,975)
Stock-based compensation expense	823	684	1,289	1,108
Income tax (benefit)/provision on non-GAAP adjustments	4,971	284	(10,461)	1,785
Non-GAAP Net income	$14,177	$12,895	$31,245	$29,845

GAAP diluted earnings per share	$1.84	$0.89	$0.10	$2.28
Non-GAAP adjustments
Unrealized (gains)/losses on marketable equity securities	(0.97)	-	1.94	(0.34)
Operating results for newly opened facilities not at full capacity (1)	0.01	0.01	0.02	0.04
Gain on acquisition of equity method investment	-	(0.09)	(0.08)	(0.09)
Stock-based compensation expense	0.04	0.03	0.05	0.05
Non-GAAP diluted earnings per share	$0.92	$0.84	$2.03	$1.94

(1) The newly opened facilities not at full capacity for the 2020 period presented consist of facilities opened from 2018 through 2020 (one memory care facility). The newly opened facilities for the 2019 period presented consist of facilities opened from 2017 through 2019 (one skilled nursing facility, two assisted living facilities, and one memory care facility).

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